================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      INTERNATIONAL DISPENSING CORPORATION
                      ------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
                                    --------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3856324
                                   ----------
                      (I.R.S. Employer Identification No.)

          1111 Benfield Blvd., Suite 230, Millersville, Maryland 21108
          -------------------------------------------------------------
          (Address of Principal Executive Offices, Including Zip Code)

                   Amended and Restated 1998 Stock Option Plan
                    Amended and Restated Director Option Plan
                      Non-Plan Options Issued to Directors
              Common Stock Purchase Warrants Issued to Consultants
        Consulting Agreement With Clay Marketing & Public Relations, Inc.
        -----------------------------------------------------------------
                              (Full Title of Plans)

                                  Gary Allanson
                      President and Chief Executive Officer
                      International Dispensing Corporation
          1111 Benfield Blvd., Suite 230, Millersville, Maryland 21108
          ------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                  410-729-0125
                                  ------------
           Telephone Number, Including Area Code, of Agent for Service

                                   COPIES TO:
                                 Jay Weil, Esq.
                             Shustak Jalil & Heller
                         545 Madison Avenue, 15th floor
                               New York, NY 10022
                                  212-688-5900
                                ----------------

                         CALCULATION OF REGISTRATION FEE

======================================= ============== =================== ====================== ==================
                                                            PROPOSED             PROPOSED
                                        AMOUNT TO BE    MAXIMUM OFFERING     MAXIMUM AGGREGATE        AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED     REGISTERED     PRICE PER SHARE       OFFERING PRICE      REGISTRATION FEE

Common Stock, $.001 par value per       5,450,000 (1)       $.95 (2)            $5,177,500             $476.33
share
======================================= ============== =================== ====================== ==================
Common Stock, $.001 par value per        300,000 (3)       $.187 (4)              $56,100               $5.16
share
======================================= ============== =================== ====================== ==================
Common Stock, $.001 par value per        300,000(3)         $.95 (4)             $285,000              $26.22
share
======================================= ============== =================== ====================== ==================
Common Stock, $.001 par value per        150,000(5)         $.19 (4)              $28,500               $2.62
share
--------------------------------------- -------------- ------------------- ---------------------- ------------------
Common Stock, $.001 par value per         62,500(6)         $.95 (2)              $59,375               $5.46
share
--------------------------------------- -------------- ------------------- ---------------------- ------------------
                                                                           Total                       $515.79
======================================= ============== =================== ====================== ==================

(1) Includes 5,000,000 shares issuable upon exercise of options granted under the Amended and Restated 1998 Stock Option Plan (the "1998 Plan") and 450,000 shares issuable upon exercise of options granted under the Amended and Restated Director Option Plan (the "Director Plan" and together with the 1998 Plan, the "Plans") plus such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions contained in the Plans.

(2) Pursuant to Rule 457(h) the proposed maximum aggregate offering price per share for the shares which may be issued upon exercise of options granted under the Plans and the Consulting Agreement with Clay Marketing & Public Relations, Inc. is based upon the average of the bid and asked prices of the Common Stock on September 24, 2002 as reported on the OTC Electronic Bulletin Board.

(3) Consists of 300,000 shares issuable upon exercise of options granted to a director plus such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions contained in the option agreement.

(4) Pursuant to Rule 457(g) the proposed maximum offering price per share is the exercise price per share of the options or warrants.

(5) Consists of 150,000 shares issuable upon exercise of warrants issued to two consultants plus such indeterminate number of additional shares as may become issuable pursuasnt to the anti-dilution provisions contained in the warrants.

(6) Consists of 62,500 shares issuable to Clay Marketing & Public Relations, Inc. under a Consulting Agreement with the Registrant.

                                EXPLANATORY NOTE

        The re-offer prospectus set forth below and filed as part of this Registration Statement has been prepared in accordance with the requirements of
Part I of Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), in accordance with Section C of the General Instructions to Form S-8. The re-offer prospectus may be used for re-offerings and re-sales of Common Stock acquired by the selling stockholders listed on page 9 of the re-offer prospectus. These selling stockholders are affiliates of International Dispensing Corporation (as defined in Section 501(b) of Regulation D promulgated under the Securities Act).

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

      The documents containing the information related to the 1998 Plan, the Director Plan, the Non-Plan Options Issued to Directors, the Common Stock Purchase Warrants Issued to Consultants and the Consulting Agreement with Clay Marketing & Public Relations, Inc. which is not being filed as part of this Registration Statement (the "Registration Statement") and documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, which taken together constitute a prospectus that meets the requirements of
Section 10(a) of the Securities Act, will be sent or given to the applicable participants by the Registrant as specified by Rule 428(1) of the Securities Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

      The Registrant has provided or will provide a written statement to participants who are issued options to purchase shares of its Common Stock from it pursuant to the terms of the 1998 Plan and the Director Plan or pursuant to Non-Plan Options Issued to Directors or consultants who are issued Common Stock Purchase Warrants or Common Stock, that the Company will furnish them without charge, upon oral or written request, copies of the documents incorporated in this registration statement by reference in Item 3 of Part II, and stating that these documents are incorporated into the Section 10(a) prospectus. The Company will also make available without charge, upon oral or written request, other documents required to be delivered to employees pursuant to Rule 428(b).

                      INTERNATIONAL DISPENSING CORPORATION
                         3,870,001 SHARES OF COMMON STOCK

This prospectus relates to 3,870,001 shares of Common Stock, par value $.001 per share ("Shares" or "common stock"), of International Dispensing Corporation (the "Company", "we", "us" or "our") being offered for the account of certain of the Company's executive officers and directors (each a "Selling Stockholder" and collectively, the "Selling Stockholders"). The Shares will be issued by the Company to Selling Stockholders upon the exercise by such Selling Stockholders of (i) options to purchase Shares issued to them under the Company's Amended and Restated 1998 Stock Option Plan (the "1998 Plan") or the Company's Amended and Restated Director Option Plan (the "Director Plan" and together with the 1998 Plan, the "Plans") and (ii) options to purchase Shares issued to them outside of the Plans. The Selling Stockholders may sell all or a portion of the Shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. We will not receive any proceeds from sales of Shares by the Selling Stockholders.

Our common stock is traded in the over the counter market and quoted on the OTC Bulletin Board under the symbol "IDND" On September 25, 2002, the last reported sale price for our common stock on the OTC Bulletin Board was $1.00 per share.

See "Risk Factors" beginning on page 3 of this prospectus for a description of risks that should be considered by purchasers of our Shares.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the Shares shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

                              ---------------------

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                              ---------------------

      This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.


                The date of this prospectus is September 27, 2002

                      WHERE TO FIND ADDITIONAL INFORMATION


Before you decide whether to invest in the common stock, you should read this prospectus and the information we otherwise file with the Commission.

We are required by federal securities laws to file certain information with the Commission. You can access this material on the Commission's Internet website, at http://www.sec.gov. You can also read and copy this material at the Commission's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for information on how the public reference room operates.

We will also send you copies of the material we file with the Commission, free of charge, upon your request. Please call or write our Corporate Secretary at:

                      International Dispensing Corporation
                         1111 Benfield Blvd. Suite 230
                         Millersville, Maryland 21108
                         Telephone No.: (410) 729-0125

The Commission allows us to "incorporate by reference" into this prospectus certain important information about us. This means that the information in this prospectus is not complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the Commission. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the Commission. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus.

We incorporate by reference the documents listed below, and any other documents we file with the Commission under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed:

                  (a) Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001;

                  (b) Our Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002; and

                  (c) The description of our common stock contained in our Registration Statement on Form 8-A registering the common stock under Section 12 of the Securities Exchange Act of 1934 (the information appearing under the caption "Common Stock" in the section entitled "Description of Capital Stock" of Amendment No. 2 to our Registration Statement on Form SB-2 (file No. 333- 7915) is incorporated by reference in such description in the Form 8-A).

This prospectus is part of our registration statement. We have filed the registration statement with the Commission under the Securities Act to register the common stock that the Selling Stockholders are offering by this prospectus. Not all of the information in the registration statement appears in this prospectus. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the Commission's offices or website as described above.

You should rely on the information that is in this prospectus, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus is accurate or complete as of any date other than the date on the front cover.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates", "believes", "expects", "intends", "future", and similar expressions identify forward-looking statements. Any such "forward-looking" statements in this prospectus reflect our current views with respect to future events and financial performance, and are subject to a variety of factors that could cause the actual results or performance to differ materially from historical results or from the anticipated results or performance expressed or implied by such forward-looking statements. Because of such factors, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the anticipated results. The risks and uncertainties that may affect our business include, but are not limited to: economic conditions, governmental regulations, technological advances, pricing and competition, acceptance by the marketplace of new products, retention of key personnel, the sufficiency of financial resources to sustain and expand our operations, and other factors described in this prospectus (including those described in the section entitled "Risk Factors") and in prior filings with the Commission. Readers should not place undue reliance on such forward-looking statements, which speak only as of the date hereof, and should be aware that except as may be otherwise legally required of us, we undertake no obligation to publicly revise any such forward-looking statements to reflect events or circumstances that may arise after the date hereof.

                                  RISK FACTORS

      In evaluating us, the following risk factors should be considered:

WE HAVE HAD A LIMITED OPERATING HISTORY, HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE.

While we were incorporated in October 1995, we have been in the development stage since such time and only began to generate revenues from product sales in the fourth quarter of 2001. Our limited operating history makes it difficult to predict our future prospects, which are subject to all of the risks inherent in a new business. These risks include, but are not limited to: (a) our potential inability to maintain and increase sales of our products; (b) the lack of acceptance by potential customers of our products; (c) our failure to continue to develop our product line or to attract or retain customers; (d) our failure to anticipate and adapt to developing markets; (e) our inability to effectively manage rapidly expanding operations; (f) our inability to upgrade our infrastructure and attract new personnel in a timely and effective manner; (g) our inability to effectively manage our relationships with suppliers; and (h) direct and indirect competition, particularly in light of the fact that many potential competitors are much larger and have greater financial, technical and marketing resources.

OUR DEVELOPMENT STAGE ACTIVITIES HAVE RESULTED IN AN ACCUMULATED DEFICIT FROM INCEPTION TO JUNE 30, 2002 OF APPROXIMATELY $15,172,000.

From October 10, 1995 (inception) to June 30, 2002 we incurred a net loss from continuing and discontinued operations of approximately $11,172,000. While we have begun to make sales of two of our products, in order to achieve and maintain profitability, we must, among other things, maintain and increase our customer base, increase our rate of growth, implement and successfully execute our business and marketing strategies, continue to develop and upgrade our technology, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in accomplishing all or some of these goals and our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

WE COULD FAIL TO RETAIN OR ATTRACT KEY PERSONNEL.

Our future success depends, in significant part, on the continued services of Gary Allanson, our President and Chief Executive Officer, and Edwin Tharp, our Chief Operating Officer and Chief Financial Officer, who possess extensive expertise in various aspects of the packaging industry. We cannot assure you that we would be able to find an appropriate replacement for any of our key personnel. Any loss or interruption of our key personnel's services could adversely affect our ability to develop and execute our business plan. It could also result in our failure to create and maintain relationships with strategic partners that may be critical to our success. We have entered into employment agreements with Gary Allanson and Edwin Tharp. We do not presently maintain key-man life insurance policies on either of these officers.

CERTAIN OF OUR PRODUCTS ARE EXPECTED TO REQUIRE SUBSTANTIAL UP-FRONT COSTS BEFORE ANY REVENUES WILL BE REALIZED FROM THEM.

A significant portion of our revenue is expected to be derived from products, the development of which will require significant up-front expense to us. There can be no assurance that revenues will ever be realized from such products.

Our inability to market a product which has required substantial costs and resources to develop could have a material adverse effect on our reputation, business and results of operations. In certain instances, we may be dependent on the efforts of third parties (such as contractors and suppliers) to successfully develop our products.

WE MAY NOT BE ABLE TO EFFECTIVELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

We regard certain aspects of our products and technology as proprietary. We have taken steps to protect them with patents and restrictions on disclosure and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could harm our business and future financial results.

We have filed patent applications for certain aspects of our technology and processes, but these may not be issued to us, and if issued, may not protect our intellectual property from competition which could seek to design around or invalidate these patents. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our products.
We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. Litigation may be expensive and divert resources even if we win. This could adversely affect our business, financial condition and operating results.

WE MAY BE SUBJECT TO RISKS OF THIRD PARTY CLAIMS OF INFRINGEMENT.

From time to time, third parties may assert patent, copyright and other intellectual property rights to technologies that are important to us. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Any infringement claim or other litigation against or by us could have a material adverse effect on us.

WE CAN GIVE YOU NO ASSURANCE OF OUR TECHNOLOGICAL SUCCESS.

Our ability to commercialize our products is dependent on the advancement of our existing technology. In order to obtain and maintain a significant market share we will continually be required to make advances in technology. We cannot assure you that our research and development efforts will result in the development of such technology on a timely basis or at all. Any failures in such research and development efforts could result in significant delays in product development and have a material adverse effect on us. We cannot assure you that we will not encounter unanticipated technological obstacles which either delay or prevent us from completing the development of our products. We believe there are certain technological obstacles to be overcome in order to develop future products. Such obstacles could have a material adverse effect on us.

INCREASING COMPETITION COULD ADVERSELY AFFECT OUR MARKET SHARE AND FINANCIAL PERFORMANCE.

We expect competition from various other companies to occur and grow. Many of our potential competitors are more established than we are and have greater financial resources than we do. Some of our competitors have greater marketing capabilities and technological and personnel resources than we do. As a result, compared to us, these competitors may:

      o     develop and expand their offerings more quickly;

      o     adapt more swiftly to new or emerging technologies;

      o take advantage of acquisitions and other opportunities more effectively;

      o     devote more resources to sales and marketing; and

      o more effectively use existing relationships with clients and strategic partners with recognized brand names to market and sell their products.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL CHANGES.

The packaging industry is characterized by varying usage and client requirements and preferences, frequent introduction of products embodying new technologies and the emergence of new industry standards and practices that could render our existing technology obsolete. Our future success will depend on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our products. We cannot assure you that we will be able to expand and upgrade our technology or successfully integrate new technologies we develop in the future, to accommodate such increases in a timely manner.

WE MAY NOT EFFECTIVELY MANAGE OUR GROWTH

In order to achieve the critical mass of business activity necessary to successfully execute our business plan, we must significantly increase the number of customers that use our products. This growth will place significant strain on our personnel, systems and resources. We cannot be sure that we will manage our growth effectively, and our failure to do so could have a material adverse effect on our business, financial condition and operating results. Growth will require us to improve management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems in order to support our desired growth.

DELAWARE LAW AND OUR CHARTER MAY INHIBIT A TAKEOVER OF OUR COMPANY THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

Provisions of Delaware law, such as its business combination statute, may have the effect of delaying, deferring or preventing a change in control of our company. In addition, our Certificate of Incorporation authorizes the issuance of blank check preferred stock (that is, preferred stock which our board of directors can create and issue without prior stockholder approval) with rights senior to those of our common stock. These provisions may have the effect of delaying or preventing changes of control or management of our company, even if such transactions would have significant benefits to our stockholders. As a result, these provisions could limit the price some investors might be willing to pay in the future for shares of our common stock.

WE ARE CONTROLLED BY A GROUP OF OUR EXISTING STOCKHOLDERS, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS.

Gregory Abbott, Louis Simpson, George Kriste, Gerhard Andlinger and the estate of George Abbott currently own shares of common stock and preferred stock which would entitle them to cast approximately 18.0%, 14.7%, 8.9 %,11.4% and 8.6% of the votes which all of the stockholders could cast on any matter on which stockholders of the Company could vote at a meeting of stockholders assuming all stockholders were present and entitled to vote at the meeting. In addition, our executive officers and directors (which include Gregory Abbott, George Kriste, Gary Allanson, Edwin Tharp and Frank Carillo), in the aggregate, own common stock and preferred stock which would entitle them to cast approximately 28.6% of the votes on any matter to be considered at such a stockholders meeting. Accordingly, certain of our stockholders and our directors and executive officers, whether acting alone or together, will have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, acquisitions, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of these stockholders may differ from the interests of the other stockholders.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY.

To date there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our stockholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

      o     With a price of less than $5.00 per share;

      o     That are not traded on a "recognized" national exchange;

      o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

      o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                                ABOUT THE COMPANY

We are a research and development company that designs and manufactures proprietary, aseptic or hygienic packaging and dispensing solutions for the multi-billion-dollar food service, high-end chain grocery, premium dairy, specialty coffee, neutraceutical and pharmaceutical industries worldwide. Our mission is to develop premium packaging and dispensing technologies that permit our customers to enter high-end categories (i.e., aseptic dairy products, saline solutions and food supplements) or expand existing category growth rates by offering new packaging solutions or dispensing technologies for premium products (i.e., premium nacho cheese sauces, neutraceuticals and premium sauces). Our strategy is to invent, market and manufacture cost-effective packaging and dispensing solutions that focus on best-of-breed product safety, product quality and product yields.

In order to differentiate ourself and our technologies from other packaging companies, we apply four guiding principles that are the cornerstone of our business plan. First, our strategic focus is aligned with high growth, high margin industries and premium product categories. Second, a compressed 18-month product development cycle brings innovative solutions to market -- from concept to commercial solution -- to meet customer demand. Third, we focus exclusively on packaging or dispensing innovations for which there is a high probability of obtaining patent protection. Fourth, we will only undertake to develop packaging or dispensing solutions that offer potential customers or the industry a significant technological advancement.

In 2001, we developed several new products and introduced two (2) new products. The first new product introduced was a disposable Beverage Carafe which was introduced in the third quarter of 2001. The second new product introduced was an aseptic gravity flow valve that was introduced in the fourth quarter.

                           USE OF PROCEEDS

The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the Selling Stockholders. We will not receive any proceeds from the sale of these shares of common stock by the Selling Stockholders.

                         SELLING STOCKHOLDERS

      The following table sets forth

      o     the name of each Selling Stockholder,

      o     the amount of Shares held directly or indirectly,

      o     the maximum amount of Shares to be offered by each Selling
            Stockholder,

      o the amount of Shares to be owned by each Selling Stockholder following sale of the Shares, and

      o the percentage of Shares to be owned by each Selling Stockholder following completion of such offering.

                  Number of
Name of           Shares                           Shares to be   Percentage to
Selling           Beneficially    Shares to be     Owned After    be Owned After
Stockholder(1)    Owned(2)        Offered          Offering       Offering(2)
--------------    ------------    ------------     ------------   -----------

Gary Allanson     3,324,591(3)     2,900,000(4)      424,591         4.2%

Gregory Abbott    5,400,323(5)       380,000(6)    5,020,323        36.8%

George Kriste     2,553,635(7)        80,000(8)    2,473,635        20.7%

Edwin Tharp         228,986(9)       200,000(10)      28,986           *

Frank Carillo       328,851(11)      310,001(12)      18,850           *

---------------------

      (1) Each of Messrs. Allanson, Abbott, Kriste and Carillo is a director of the Company. Mr. Allanson is also the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Tharp is the Chief Operating Officer, Chief Financial Officer and Secretary of the Company.

      (2) For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any security which such person or persons have the right to acquire within 60 days is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

      (3) Includes 2,900,000 shares of Common Stock issuable upon exercise of currently exercisable options, 340,091 shares of Common Stock issuable upon conversion of convertible preferred stock of the Company ("Preferred Stock"), 25,000 shares of Common Stock owned jointly with Mr. Allanson's wife, 37,000 shares of Common Stock owned in an IRA account for Mr. Allanson's benefit and 22,500 shares of Common Stock owned in an IRA account for the benefit of Mr. Allanson's wife.

      (4) Consists of 2,900,000 shares of Common Stock issuable upon exercise of options.

      (5) Includes 3,906,398 shares of Common Stock issuable upon conversion of Preferred Stock and 380,000 shares of Common Stock issuable upon exercise of options. Does not include 40,000 shares of Common Stock subject to options which will not become exercisable within 60 days of the date hereof.

      (6) Consists of 380,000 shares of Common Stock issuable upon exercise of options.

      (7) Includes 2,193,635 shares of Common Stock issuable upon conversion of Preferred Stock and 80,000 shares of Common Stock issuable upon exercise of options. Does not include 40,000 shares of Common Stock subject to options which will not become exercisable within 60 days of the date hereof.

      (8) Consists of 80,000 shares of Common Stock issuable upon exercise of options.

      (9) Includes 11,636 shares of Common Stock issuable upon conversion of Preferred Stock and 200,000 shares of Common Stock issuable upon exercise of options. Does not include 300,000 shares of Common Stock subject to options which will not become exercisable within 60 days after the date hereof.

      (10)  Consists of 200,000 shares issuable upon exercise of options.

      (11) Includes 10,000 shares of Common Stock owned of record by Mr. Carillo's wife. Also includes 310,001 shares of Common Stock issuable upon exercise of options. Does not include 14,999 shares of Common Stock subject to options which will not become exercisable within 60 days of the date hereof.

      (12)  Consists of 310,001 shares issuable upon exercise of options.

                              PLAN OF DISTRIBUTION

The Shares covered by this prospectus may be distributed from time to time by the Selling Stockholders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of securities.

      The Selling Stockholders may sell the securities in one or more of the following methods

      o through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our Shares may be listed from time to time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges,including sales to underwriters who acquire the Shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

      o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by the selling securityholder to its partners or members, subject to rules relating to sales by affiliates;

      o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our Shares;or

      o through the writing of options on our Shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our Shares, or the delivery of our Shares to close out a short position.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by a Selling Stockholder may arrange for other brokers or dealers to participate. A Selling Stockholder and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

At the time a particular offer of the securities is made by or on behalf of a Selling Stockholder, to the extent required, a prospectus is to delivered. The prospectus will include the number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

We have told the Selling Stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. We have also told the Selling Stockholders of the need for delivery of copies of this prospectus in connection with any sale of securities that are registered by this prospectus.

Sales of securities by us and any Selling Stockholder or even the potential of these sales may have a negative effect on the market price for shares of our common stock.

                                  LEGAL MATTERS

The validity of the securities offered under this prospectus will be passed upon for us by Shustak Jalil & Heller, 545 Madison Avenue, New York, New York 10022.

                                     EXPERTS

The financial statements as of December 31, 2001, and for the year ended December 31, 2001, incorporated by reference in this prospectus and in the registration statement of which this prospectus comprises a part have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report, and are included in reliance upon this report given on the authority of Arthur Andersen LLP as experts in auditing and accounting.

REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                   PROSPECTUS


WHERE TO FIND ADDITIONAL INFORMATION........................................  2

FORWARD-LOOKING STATEMENTS..................................................  3

RISK FACTORS................................................................  3

ABOUT THE COMPANY...........................................................  7

USE OF PROCEEDS............................................................   8

SELLING STOCKHOLDERS.......................................................   8

PLAN OF DISTRIBUTION.......................................................  10

LEGAL MATTERS..............................................................  11

EXPERTS....................................................................  11


                                3,870,001 SHARES

                      INTERNATIONAL DISPENSING CORPORATION

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                               SEPTEMBER 27, 2002

                                  ------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents are incorporated herein by reference:

            (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

            (b) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2002 and June 30, 2002.

            (c) The description of the Registrant's Common Stock contained in its Registration Statement on Form 8-A (File No. 000-21489). (The information appearing under the caption "Common Stock" in the section entitled "Description of Capital Stock" on page 34 of the prospectus contained in Amendment No.2 to the Registrant's Registration Statement on Form SB-2 (File No. 333-7915) is incorporated by reference in such description in the Form 8-A.)

            All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to filing of a post-effective amendment to this registration statement which indicates that all shares offered have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

            The financial statements of the Registrant as of December 31, 2001 and for the years ended December 31, 2001 and December 31, 2000 and for the period from inception (October 10, 1995) through December 31, 2001 included in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants. However, the Registrant has been unable to obtain the written consent of Arthur Andersen LLP with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance upon Rule 437a promulgated under the Securities Act. As a result, participants in the Plans, holders of Non-Plan Options and warrants, the issuance of the Common Stock underlying which is being registered hereby, Clay Marketing & Public Relations, Inc.and all offerees of Common Stock pursuant to the resale prospectus included in this Registration Statement may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in such financial statements of the Registrant in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which are incorporated by reference in this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

            Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

            Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

            In the case of an action by or in the right of the corporation,
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court deems proper. Section 145 further provides: that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any such liability asserted against him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination is to be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even through less than a quorum or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

            Article SEVENTH of the Certificate of Incorporation of the Registrant states that:

            "A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit... No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal."

            Section 102(b)(7) of the Delaware Corporation Law provides that the Certificate of Incorporation of a Delaware corporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or the making of unlawful stock purchases or redemptions or
(iv) any transaction from which the director derived a personal benefit.

            Article EIGHTH of the Certificate of Incorporation of the Registrant contains the following provisions with respect to indemnification of our directors and officers:

            "The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, its directors and officers to the extent that such indemnification and advancement of expenses is permitted under such law, as such law may from time to time be in effect..."

            Our By-Laws provide that we will indemnify our directors, executive officers, other officers, employees and agents to the fullest extent permitted by law.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

            Not Applicable.


ITEM 8.  EXHIBITS

            Exhibits required to be filed pursuant to Item 8 of Form S-8 and
Item 601 of Regulation S-K are listed below and except as otherwise indicated below are filed herewith as a part of this Registration Statement.

NUMBER          DESCRIPTION

4.1             The Registrant's Amended and Restated 1998 Stock Option Plan.
                Incorporated by reference to Appendix A to the Registrant's definitive Information Statement filed on May 13, 2002 in connection with the Registrant's Annual Meeting of Stockholders held on June 7, 2002.

4.2             The Registrant's Amended and Restated Director Option Plan.
                Incorporated by reference to Appendix A to the Registrant's definitive Proxy Statement filed on May 12, 1999 in connection with the Registrant's Annual Meeting of Stockholders held on June 18, 1999.

4.3 Warrant to Purchase 25,000 Shares of Common Stock, dated December 31, 2000, issued to Lynn Brown.*

4.4 Warrant to Purchase 125,000 Shares of Common Stock, dated December 31, 2000, issued to Gregory Nolan.*

4.5 Non-Qualified Stock Option Agreement, dated June 19, 2001 covering Non-Plan options to purchase 300,000 shares of Common Stock issued to Frank Carillo.*

4.6 Non-Qualified Stock Option Agreement, dated December 4, 2001 covering Non-Plan options to purchase 300,000 shares of Common Stock issued to Gregory Abbott.*

4.7 Consulting Agreement, dated August 19, 2002 between Clay Marketing & Public Relations, Inc. and the Registrant.*

5               Opinion of Shustak Jalil & Heller.*

23.1             Consent of Arthur Andersen LLP (1)

23.2             Consent of Shustak Jalil & Heller is set forth as Exhibit 5.

24 Power of Attorney (reference is made to the signature page of this Registration Statement).

--------------------
     *Filed herewith

      (1) The financial statements of the Registrant as of December 31, 2001 and for the years ended December 31, 2001 and December 31, 2000 and for the period from inception (October 10, 1995) through December 31, 2001 included in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants. However, the Registrant has been unable to obtain the written consent of Arthur Andersen LLP with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance upon Rule 437a promulgated under the Securities Act. As a result, participants in the Plans, holders of Non-Plan Options and warrants, the issuance of the Common Stock underlying which is being registered hereby, Clay Marketing & Public Relations, Inc.and all offerees of Common Stock pursuant to the resale prospectus included in this Registration Statement may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in such financial statements of the Registrant in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which are incorporated by reference in this Registration Statement.

ITEM 9.  UNDERTAKINGS

            A.    The undersigned registrant hereby undertakes:

                  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs 1(a) and 1(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Millersville, State of Maryland, on this 27th day of September, 2002.

                                       INTERNATIONAL DISPENSING CORPORATION
                                       By: /s/ Gary Allanson
                                       ------------------------------------
                                       Gary Allanson
                                       President and Chief Executive Officer

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Gary Allanson, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      Signature                      Titles                        Date
      ---------                      ------                        ----
/s/ Gary Allanson
--------------------        President and                    September 27, 2002
Gary Allanson               Chief Executive Officer
                            (Principal Executive Officer)
/s/ Edwin Tharp
--------------------        Chief Operating Officer and      September 27, 2002
Edwin Tharp                 Chief Financial Officer
                            (Chief Financial Officer)
/s/ Gregory Abbott
--------------------        Director                         September 27, 2002
Gregory Abbott

/s/ George Kriste
--------------------        Director                         September 27, 2002
George Kriste

/s/ Frank Carillo
--------------------        Director                         September 27, 2002
Frank Carillo

                                  EXHIBIT INDEX

Number      Description
------      -----------

  4.1 The Registrant's Amended and Restated 1998 Stock Option Plan. Incorporated by reference to Appendix A to the Registrant's definitive Information Statement filed on May 13, 2002 in connection with the Registrant's Annual Meeting of Stockholders held on June 7, 2002..

  4.2 The Registrant's Amended and Restated Director Option Plan. Incorporated by reference to Appendix A to the Registrant's definitive Proxy Statement filed on May 12, 1999 in connection with the Registrant's Annual Meeting of Stockholders held on June 18, 1999.

  4.3 Warrant to Purchase 25,000 Shares of Common Stock, dated December 31, 2000, issued to Lynn Brown.*

  4.4 Warrant to Purchase 125,000 Shares of Common Stock, dated December 31, 2000, issued to Gregory Nolan.*

  4.5 Non-Qualified Stock Option Agreement, dated June 19, 2001 covering Non-Plan options to purchase 300,000 shares of Common Stock issued to Frank Carillo.*

  4.6 Non-Qualified Stock Option Agreement, dated December 4, 2001 covering Non-Plan options to purchase 300,000 shares of Common Stock issued to Gregory Abbott.*

  4.7 Consulting Agreement, dated August 19, 2002 between Clay Marketing & Public Relations, Inc. and the Registrant.*

  5         Opinion of Shustak Jalil & Heller.*

  23.1      Consent of Arthur Andersen LLP (1)

  23.2      Consent of Shustak Jalil & Heller is set forth as Exhibit 5.

  24 Power of Attorney (reference is made to the signature page of this Registration Statement).

--------------------
* Filed herewith
(1) The financial statements of the Registrant as of December 31, 2001 and for the years ended December 31, 2001 and December 31, 2000 and for the period from inception (October 10, 1995) through December 31, 2001 included in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants. However, the Registrant has been unable to obtain the written consent of Arthur Andersen LLP with respect to the incorporation by reference of such financial statements in this

Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of Arthur Andersen LLP in reliance upon Rule 437a promulgated under the Securities Act. As a result, participants in the Plans, holders of Non-Plan Options and warrants, the issuance of the Common Stock underlying which is being registered hereby, Clay Marketing & Public Relations, Inc.and all offerees of Common Stock pursuant to the resale prospectus included in this Registration Statement may not be able to recover damages from Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of material fact or any omissions to state a material fact, if any, contained in such financial statements of the Registrant in the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which are incorporated by reference in this Registration Statement.